Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GSE Systems, Inc.:

We consent to the use of our reports dated March 16, 2009, with respect to the consolidated balance sheets of GSE Systems, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.  The audit report covering the December 31, 2008 financial statements refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109, on January 1, 2007.  Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that GSE Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph which describes a material weakness related to the accounting for derivative instruments.

/s/ KPMG LLP

Baltimore, Maryland

August 6, 2009